Exhibit 8.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile:: (212) 446-4900

October 9, 2018

Federal Street Acquisition Corp.

100 Federal Street, 35th Floor

Boston, MA 02110

Dear Federal Street Acquisition Corp.:

We are United States tax counsel to Federal Street Acquisition Corp., a Delaware corporation (“FSAC”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration 333-226975) originally filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2018, under the Securities Act of 1933, as amended (the “Securities Act”), by Agiliti, Inc., a Delaware corporation (“Agiliti”).  The Registration Statement relates to the registration of the UHS Equity Consideration, the FSAC Consideration (which consists of an aggregate of 82,500,000 shares of common stock of Agiliti) and the Warrant Shares, in each case, as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2018, by and among FSAC, AGILITI, UMPIRE SPAC MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of AGILITI (“Parent Merger Sub”), UMPIRE EQUITY MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of AGILITI (“Company Equity Merger Sub”), UMPIRE CASH MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent Merger Sub (“Company Cash Merger Sub” and together with Company Equity Merger Sub, the “Company Merger Subs”, the Company Merger Subs collectively with Parent Merger Sub, the “Merger Subs”, and the Merger Subs together with AGILITI and FSAC, the “Parent Parties”), UHS HOLDCO, INC., a Delaware corporation (the “Company”), solely in their capacities as the Majority Stockholders, IPC/UHS, L.P (“IPC”), and IPC/UHS Co-Investment Partners, L.P., each a Delaware limited partnership (collectively, the “Majority Stockholders”) and, solely in its capacity as the Stockholders’ Representative pursuant to Section 9.14 of the Merger Agreement, IPC (the “Stockholders’ Representative”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

Beijing Boston Chicago Dallas Hong Kong Houston London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

The Merger Agreement provides that FSAC will participate in the Parent Merger, as a result of which it will become a wholly-owned subsidiary of Agiliti. In the Parent Merger each issued and outstanding share of FSAC common stock, excluding shares of FSAC common stock to be canceled pursuant to Section 2.5(c) of the Merger Agreement and any Parent Redeemed Shares (as defined in the Merger Agreement), will be canceled and convert automatically into one (1) share of Agiliti common stock.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations to FSAC Common Stockholders and Warrant Holders” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.                                      Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.                                      All factual representations, warranties and statements in the representation letter provided to us by FSAC and Agiliti, are true and accurate as of the date hereof, each party has complied with its covenants and agreements in the Merger Agreement and other documents relating to the Parent Merger and the Parent Merger is being consummated in accordance with the Merger Agreement and the Delaware General Corporation Law; and

c.                                       The Parent Merger will be consummated in accordance with the Merger Agreement, without any waiver or breach of any material provision thereof, and the Parent Merger will be effective under applicable corporate law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986 (the “Code”), the United States Treasury regulations promulgated by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Parent Merger, or any matter other than those specifically covered by this opinion.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations to FSAC

Common Stockholders and Warrant Holders,” insofar as they address the consequences of the Parent Merger to U.S. Holders and Non-U.S. Holders and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP